EXHIBIT 99.1

FOR RELEASE	APRIL 17, 2008

For more information, contact:

Kirk Whorf, Executive Vice President and Chief Financial Officer

kwhorf@northstatebank.com; 919-645-2707

Larry D. Barbour, President and Chief Executive Officer

919-787-9696

NORTH STATE BANCORP REPORTS

RECORD GROWTH IN FIRST QUARTER 2008

Approaching its eighth anniversary, the Company reports strong asset, loan and deposit growth.

Raleigh, NC . . . In a year-to-year comparison at March 31, 2008 over March 31, 2007, North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank, experienced record growth in key balance sheet components. As of March 31, 2008, total assets had grown 19.2% to $571.5 million, total deposits had grown 15.8% to $493.4 million, and total loans had grown an exceptional 37.0% to $500.7 million.

First quarter 2008 net income of $629,000 reflects a decrease of 11% when compared to net income of $707,000 for first quarter 2007. The decrease primarily can be attributed to additional expenses incurred in opening two new full-service offices, as well as the decrease in the Bank’s net interest margin resulting from the Federal Reserve’s numerous cuts to the federal funds rate. Net income per diluted share was $0.09 for the quarter ended March 31, 2008 compared to $0.10 for the same period in 2007.

“Despite facing a challenging economic environment, we experienced the best quarter in our history with regard to loan growth,” said Larry D. Barbour, the Company’s president and CEO. “This is a credit to our commercial bankers and their continued efforts to create strong relationships with customers and prospective customers. They also have been keenly focused on growing core deposits through these relationships—as we all have—and those results are also exceptional. February 2008 was the single largest month of core deposit growth in our history. To hit these milestones in a market downturn is very encouraging. We believe our goal of remaining strategic about decision-making while staying focused on our unique strengths—not turning to the left or right to follow what others are doing—is at the root of this success.

“With our full-service offices in Wilmington and Downtown Raleigh now open, we are starting to see the return on our investment in these key markets. The future for both of the offices is bright and we are only just beginning to enjoy the contribution we believe they will make to the Company’s growth

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and success. We continue to look for other markets where we feel we have a competitive advantage and where we can add to the value of our Company for the benefit of our shareholders.”

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including economic conditions, changes in interest rates, substantial changes in financial markets, changes in real estate values and the real estate market, our ability to manage growth, our limited operating history, regulatory changes, and loss of deposits and loan demand to other savings and financial institutions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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